                                                                    EXHIBIT 99.1

PRESS RELEASE                                 FOR IMMEDIATE RELEASE
                                              CONTACT: TERRY J. HOWARD, CEO
                                              TELEPHONE:  (217) 465-6381


                      FIRST BANCTRUST CORPORATION ANNOUNCES

                              FIRST QUARTER RESULTS


Paris, Illinois - (May 8, 2003) First BancTrust Corporation (the "Company") (NASDAQ/SCM: FBTC), the parent company of First Bank & Trust, s.b. (the "Bank") announced net income for the three months ending March 31, 2003 of $512,000, compared to net income of $278,000 for the three months ending March 31, 2002. The Company had basic earnings per share of $.43 and diluted earnings per share of $.41 for the three months ending March 31, 2003 compared to basic and diluted earnings per share of $.21 for the three months ended March 31, 2002.

In his announcement of the results, Company Chief Executive Officer, Terry J. Howard said: "We were pleased with the operating results for the first quarter. We were able to improve our net interest margin by actively managing our interest costs. We continued to enhance services available to our demand deposit account holders, improving fee income. Although refinancing activity continued at historically high levels, our net loan servicing costs were significantly less than the comparable period in 2002. Other sources of fee income also continued to improve. We are actively pursuing new opportunities that will both strengthen the balance sheet and improve income over the long term."

On March 31, 2003, the Company had $213 million of total assets, $148 million of total deposits and $26 million of total stockholders' equity. First BancTrust Corporation is the holding company for First Bank & Trust, s.b., an Illinois chartered, FDIC-insured savings bank. First Bank & Trust conducts business out of its main office and its operations office, both in Paris, Illinois, and one branch office in Marshall, Illinois.

This press release is not intended to be a detailed discussion of the Company's financial operations for the three months ending March 31, 2003. A more detailed discussion is contained in the Form 10-QSB to be filed on or before May 15, 2003 with the United States Securities and Exchange Commission. It will be available at www.sec.gov or on request by calling the telephone number listed at the head of this release.

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 as amended, and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse affect on the operations and future prospects of the Company and its wholly-owned subsidiaries include, but are not limited to, changes in: interest rates; general economic conditions; legislative/regulatory provisions; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality of composition of the loan or investment portfolios; demand for loan products; deposit flows; competition; demand for financial services in the Company's market area; and accounting principles, policies, and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Further information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.

                           FIRST BANCTRUST CORPORATION
                         SELECTED FINANCIAL INFORMATION
                   (in thousands of dollars except share data)

                                                                               03/31/03        12/31/2002
                                                                              (Unaudited)
--------------------------------------------------------------------------------------------------------------
Balance Sheet Data
Total assets                                                                 $    213,266     $   202,725
Cash and cash equivalents                                                           9,763          10,453
Investment securities                                                              85,843          72,747
FHLB stock                                                                          3,814           3,712
Loans held for sale                                                                 1,256             597
Loans, net of allowance for loans losses of $1,840 and $1,963                     102,977         105,182
Deposits                                                                          147,516         147,335
Borrowings                                                                         38,500          26,501
Stockholders' Equity                                                               25,950          27,306

Book value per common share                                                  $      20.24     $     19.99

                                                                                     Three Months Ended
  SUMMARY OF OPERATIONS                                                           3/31/2003       3/31/2002
---------------------------                                                       ---------       ---------
                                                                                 (unaudited)     (unaudited)
  Interest Income                                                              $      3,103     $     3,237
  Interest Expense                                                                    1,162           1,449

  Net Interest Income                                                                 1,941           1,788

  Provision for Loan Losses                                                             164             199
  Non Interest Income                                                                   712             481
  Non Interest Expense                                                                1,742           1,600

  Income Before Income Tax                                                              747             470
  Income Tax Expense                                                                    235             192

  Net Income                                                                   $        512     $       278

  Basic Earnings per Share                                                     $       0.43     $      0.21
  Diluted Earnings per Share                                                   $       0.41     $      0.21

  Ratios Based on Net Income
  Return on Average
    Stockholders' Equity                                                              7.69%           4.04%
  Return on Average Assets                                                            0.98%           0.57%










                                       -7-